Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 16, 2023, with respect to the balance sheet of Prairie Operating Co., LLC as of December 31, 2022, and the related statement of operations, statement of members’ deficit and statement of cash flows for the period from June 7, 2022 (date of inception) through December 31, 2022 and the related notes, which is contained in the Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

June 16, 2023